Exhibit 99.1
BOOZ ALLEN HAMILTON ANNOUNCES
FOURTH QUARTER AND FULL YEAR FISCAL 2011 RESULTS
Fourth quarter revenue increased 10.4 percent, to $1.49 billion with increased margins
Full year revenue increased 9.1 percent to $5.59 billion
Full year Adjusted EBITDA increased 20.7 percent, to $444 million
Full year Adjusted Diluted Earnings per Share increased by 41 cents, to $1.24 per share
Total backlog at fiscal year end increased 21.2 percent, to $10.9 billion
McLean, Virginia; June 7, 2011 — Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm Booz Allen Hamilton Inc., today announced preliminary results for the fourth quarter and full year of its fiscal 2011 with significant revenue and earnings growth over the prior year. Booz Allen also reported strong backlog of $10.9 billion as of March 31, 2011. Booz Allen’s fiscal year runs from April 1 to March 31, with the fourth quarter of fiscal 2011 ending March 31, 2011.
Revenue in the fourth quarter of fiscal 2011 was $1.49 billion, compared with $1.35 billion in the prior year period, an increase of 10.4 percent. In fiscal year 2011, revenue was $5.59 billion, compared with $5.12 billion in the prior year, an increase of 9.1 percent. During fiscal 2011, Booz Allen continued to grow revenue organically across all markets.
In the fourth quarter of fiscal 2011, net income increased to $18.1 million from $4.9 million in the prior year period and Adjusted Net Income increased to $50.5 million from $20.1 million in the prior year period. Diluted Earnings per Share (EPS) and Adjusted Diluted EPS in the fourth quarter of fiscal 2011 were $0.13 and $0.36, respectively, compared with $0.04 and $0.17 in the prior year period.
In fiscal 2011, net income increased to $84.7 million from $25.4 million in fiscal 2010 and Adjusted Net Income increased to $157.5 million from $97.0 million in fiscal 2010. Diluted EPS and Adjusted Diluted EPS in fiscal 2011 were $0.66 and $1.24, respectively, compared with $0.22 and $0.83 in fiscal 2010.
Ralph W. Shrader, Booz Allen’s Chairman, Chief Executive Officer, and President, said, “We grew revenue in all of our major markets — defense, intelligence, and civil — for the full fiscal year and the fourth quarter. Additionally, we saw profitability gains due in part to a larger percentage of higher-margin, fixed-price work. Our ability to grow even in a challenging and uncertain budget environment is testament to our unique management consulting heritage, collaborative culture, and continued ability to deliver value and enduring results to our clients.”
“On a year-over-year basis, we grew our total backlog to $10.9 billion as of March 31, 2011, from $9.0 billion as of March 31, 2010. Client demand across our service offerings of strategy and organization, technology, analytics, and engineering and operations remains solid,” said Dr. Shrader.
“Our fastest growing current business areas are cyber and health, and we will have expanded access to commercial and international markets for all of our service offerings when the non-compete agreement with our spin off, Booz & Co., ends on July 31, 2011,” Dr. Shrader added. “We will focus our commercial expansion in areas that benefit from our core strengths in management consulting combined with technology and analytics expertise. We plan to serve clients in industries such as financial services, health care, and energy where we see strong intersections between the commercial and government sector.”
Financial Review
Fourth Quarter 2011 — Booz Allen’s 10.4 percent increase in revenue in the fourth quarter of fiscal 2011 over the prior year period was a result of the deployment of additional consulting staff against funded backlog under existing contracts and funded backlog under new contracts in all markets, and a related increase in billable expenses.
In the fourth quarter of fiscal 2011, operating income increased to $83.7 million from $48.6 million in the prior year period and Adjusted Operating Income increased to $101.9 million from $72.1 million in the prior year period. The increase in Adjusted Operating Income was primarily driven by higher revenue and increased profitability, which was positively affected by a continuing shift in Booz Allen’s contract mix toward fixed-price contracts.
In the fourth quarter of fiscal 2011, net income increased to $18.1 million from $4.9 million in the prior year period and Adjusted Net Income increased to $50.5 million from $20.1 million in the prior year period. Adjusted EBITDA increased 36.0 percent to $115.6 million in the fourth quarter of fiscal 2011 compared with $85.0 million in the prior year period. In the fourth quarter of fiscal 2011, diluted EPS increased to $0.13 per share from $0.04 per share in the prior year period, while Adjusted Diluted EPS increased to $0.36 per share from $0.17 per share in the prior year period.
Full Fiscal Year 2011 — Booz Allen’s 9.1 percent increase in revenue in fiscal 2011 over the prior year was a result of the deployment of additional consulting staff against funded backlog under existing contracts and funded backlog under new contracts in all markets despite funding delays by the U.S. federal government.

In fiscal 2011, operating income increased to $319.4 million from $199.6 million in fiscal 2010 and Adjusted Operating Income increased to $392.5 million from $313.2 million in fiscal 2010. The increase in Adjusted Operating Income was primarily driven by higher revenue and increased profitability, which was positively affected by a shift in Booz Allen’s contract mix toward more fixed-price contracts.
In fiscal 2011, net income increased to $84.7 million from $25.4 million in fiscal 2010 and Adjusted Net Income increased to $157.5 million from $97.0 million in fiscal 2010. Adjusted EBITDA increased 20.7 percent to $444.4 million in fiscal 2011 compared with $368.3 million in fiscal 2010, primarily as a result of the growth in Adjusted Operating Income. In fiscal 2011, diluted EPS increased to $0.66 per share from $0.22 per share in fiscal 2010. In fiscal 2011, Adjusted Diluted EPS increased to $1.24 per share from $0.83 per share in fiscal 2010, excluding the effects of an $0.08 per share benefit related to the reversal of tax reserves during the third quarter of fiscal 2011.
Net cash provided by operating activities in fiscal 2011 was $296.3 million compared to $270.5 million in fiscal 2010. Free Cash Flow was $207.6 million in fiscal 2011, compared to $221.2 million in fiscal 2010. Free Cash Flow in fiscal 2011 was impacted by both the $16.5 million cash effect of the pre-payment costs associated with early repayments of debt and the debt refinancing in February 2011, and additional property and equipment costs associated with Booz Allen’s facility strategy of realigning offices in the Washington DC metropolitan area.
Funded backlog as of March 31, 2011 was $2.39 billion, compared to $2.53 billion as of March 31, 2010. This was impacted by the repeated use of Continuing Resolutions to fund the government, and a threatened government shutdown, which was finally resolved on April 15, 2011 by the passage of a spending bill providing funding for the government through the end of the government’s fiscal 2011. Booz Allen’s priced options during fiscal 2011 have increased by more than $1.5 billion. A significant contributor to the increase in priced options was the signing of a 10-year cyber contract in the intelligence market.
Financial Outlook
Booz Allen currently forecasts revenue growth and margin improvements to continue, with top-line revenue in fiscal 2012 expected to be in the range of mid-single digits for the first half of the fiscal year, with higher growth rates expected in the second half of the year, similar to the pattern we experienced in our fiscal 2011. This is in line with the U.S. government’s historical timing on contract awards and funding patterns which have historically increased in September at the end of the government fiscal year, and reflects our current expectations for continued growth despite the generally challenging environment for government contractors.

In fiscal 2012, diluted EPS is expected to be in the range of $1.40 to $1.50 per share, not including any potential gain from the sale of the state and local transportation business, and Adjusted Diluted EPS is expected to be in the range of $1.55 to $1.65 per share, higher than previously forecast, with bottom-line performance expected to benefit from reduced interest expense and an attractive contract mix with more fixed-price work. As a result of the refinancing of our credit facilities and use of cash on hand in February 2011 to repay debt, we have less total debt outstanding at lower interest rates. We expect the resulting annual reduction in interest expense to positively affect net income in fiscal 2012 and beyond by approximately $38 million after tax, assuming no change in the interest rates on our outstanding indebtedness. The firm has reduced its total outstanding debt by $574.3 million to $994.3 million as of March 31, 2011.
These EPS estimates are based on fiscal year 2012 estimated average diluted shares outstanding of 143,000,000 shares.
Conference Call Information
Booz Allen will host a conference call at 8:00 a.m. EDT on Tuesday, June 7, 2011, to discuss the financial results for its fourth quarter and full year of fiscal 2011. Analysts and institutional investors may participate on the call by dialing 888-679-8035 (international 617-213-4848) and entering passcode 35009362. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at www.boozallen.com. A replay of the conference call will be available online at www.boozallen.com beginning at 11:00 a.m. EST on June 7, 2011, and continuing until July 7, 2011. The replay will also be available by telephone at 888-286-8010 (international 617-801-6888) with the passcode 99562654.
About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management and technology consulting services primarily to the U.S. government in the defense, intelligence, and civil markets. Booz Allen Hamilton is headquartered in McLean, Virginia, employs more than 25,000 people, and had revenue of more than $5.5 billion in its latest fiscal year.
CONTACT: Media Relations — Marie Lerch 703-902-5559; James Fisher 703-377-7595
Investor Relations — Curt Riggle 703-377-5332.
Non-GAAP Financial Information
“Adjusted Operating Income” represents Operating Income before (i) certain stock option-based and other equity-based compensation expenses, (ii) the impact of the application of purchase accounting, (iii) adjustments related to the amortization of intangible assets, and (iv) any extraordinary, unusual, or non-

recurring items. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments (iii) the impact of the application of purchase accounting and (iv) any extraordinary, unusual or non-recurring items. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) the impact of the application of purchase accounting, (iv) adjustments related to the amortization of intangible assets, (v) amortization or write-off of debt issuance costs and write-off of original issue discount and (vi) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of tax, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Diluted EPS” represents Diluted EPS calculated using Adjusted Net Income as opposed to Net Income.
“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.
Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and the explanatory footnotes regarding those adjustments, and (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results or Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 5 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.
No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for fiscal 2012 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.
Forward Looking Statements
Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,“expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.
These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These risks and other factors include: cost cutting initiatives and other efforts to reduce U.S. government spending, which could reduce or delay funding for orders for services especially in the current political environment; delayed funding of our contracts due to delays in the completion of the U.S. government’s budgeting process and the use of continuing resolutions or related changes in the pattern or timing of government funding and spending; any issue that compromises our relationships with the U.S. government or damages our professional reputation; changes in U.S. government spending and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays caused by competitors’ protests of major contract awards received by us; the loss of General Services Administration schedules or our position as prime contractor on Government-wide Acquisition Contracts; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; an inability to hire, assimilate and deploy enough employees to serve our clients under existing contracts; an inability to effectively and timely utilize our employees and professionals; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal proceedings, including litigation, audits, reviews and investigations, which may result in materially adverse judgments, settlements or other unfavorable outcomes; internal system or service failures and security breaches; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules and regulations, such as those relating to organizational conflicts of interest issues; an inability to utilize existing or future tax benefits, including those related to our Net Operating Losses and stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and Indefinite Delivery/Indefinite Quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including the prospectus, dated November 16, 2010, relating to the Company’s initial public offering.
All forward-looking statements attributable to the company or persons acting on the company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Exhibits:

Exhibit 1:	Consolidated Statements of Operations
Exhibit 2:	Consolidated Balance Sheets
Exhibit 3:	Consolidated Statements of Cash Flows
Exhibit 4:	Basic and Diluted Earnings Per Share Calculations
Exhibit 5:	Non-GAAP Financial Information
Exhibit 6:	Operating Data

Exhibit 1
Booz Allen Hamilton Holding Corporation
Consolidated Statements of Operations

	Three Months	Three Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
(Amounts in thousands, except per share data)	2011	2010	2011	2010
	(Unaudited)	(Unaudited)
Revenue	$1,492,977	$1,352,564	$5,591,296	$5,122,633
Operating costs and expenses:
Cost of revenue	742,723	688,800	2,836,955	2,654,143
Billable expenses	389,265	358,837	1,473,266	1,361,229
General and administrative expenses	256,495	233,284	881,028	811,944
Depreciation and amortization	20,835	23,090	80,603	95,763

Total operating costs and expenses	1,409,318	1,304,011	5,271,852	4,923,079

Operating income	83,659	48,553	319,444	199,554
Interest expense	(18,177)	(39,945)	(131,892)	(150,734)
Other, net	(33,722)	456	(59,488)	174

Income before income taxes	31,760	9,064	128,064	48,994
Income tax expense	13,690	4,174	43,370	23,575

Net income	$18,070	$4,890	$84,694	$25,419

Earnings per common share:
Basic	$0.14	$0.05	$0.74	$0.24

Diluted	$0.13	$0.04	$0.66	$0.22

Dividends declared per share	$—	$—	$—	$5.73

Exhibit 2
Booz Allen Hamilton Holding Corporation
Consolidated Balance Sheets

	March 31,
(Amounts in thousands, except share and per share data)	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$192,631	$307,835
Accounts receivable, net of allowance	1,111,004	1,018,311
Prepaid expenses	38,703	32,546
Other current assets	23,311	11,476

Total current assets	1,365,649	1,370,168
Property and equipment, net	173,430	136,648
Intangible assets, net	240,238	268,880
Goodwill	1,163,549	1,163,129
Other long-term assets	81,157	123,398

Total assets	$3,024,023	$3,062,223

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$30,000	$21,850
Accounts payable and other accrued expenses	406,310	354,097
Accrued compensation and benefits	396,996	385,145
Other current liabilities	32,829	24,828

Total current liabilities	866,135	785,920
Long-term debt, net of current portion	964,328	1,546,782
Income tax reserve	90,474	100,178
Other long-term liabilities	195,836	119,760

Total liabilities	2,116,773	2,552,640
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued and outstanding, 122,784,835 shares at March 31, 2011 and 102,922,900 shares at March 31, 2010	1,227	1,029
Non-voting common stock, Class B — $0.01 par value — authorized, 16,000,000 shares; issued and outstanding, 3,053,130 shares at March 31, 2011 and 2,350,200 shares at March 31, 2010	31	24
Restricted common stock, Class C — $0.01 par value — authorized, 5,000,000 shares; issued and outstanding, 2,028,270 shares at March 31, 2011 and 2010	20	20
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 12,348,860 shares at March 31, 2011 and 13,345,880 shares at March 31, 2010	37	40
Additional paid-in capital	840,058	525,652
Retained earnings (Accumulated deficit)	71,330	(13,364)
Accumulated other comprehensive loss	(5,453)	(3,818)

Total stockholders’ equity	907,250	509,583

Total liabilities and stockholders’ equity	$3,024,023	$3,062,223

Exhibit 3
Booz Allen Hamilton Holding Corporation
Consolidated Statements of Cash Flows

	Fiscal Year	Fiscal Year
	Ended	Ended
	March 31,	March 31,
(Amounts in thousands)	2011	2010
Cash flow from operating activities
Net income	$84,694	$25,419
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,603	95,763
Amortization of debt issuance costs	6,925	5,700
Amortization of original issuance discount on debt	2,640	2,505
Non-cash expense of debt repayments	43,177	—
Excess tax benefits from the exercise of stock options	(15,974)	(1,915)
Stock-based compensation expense	48,678	71,897
Loss on disposition of property and equipment	41	—
Deferred income taxes	42,763	19,837
Changes in assets and liabilities:
Accounts receivable, net	(92,693)	(92,386)
Income taxes receivable / payable	2,907	(14,429)
Prepaid expenses	(6,157)	150
Other current assets	(12,941)	15,672
Other long-term assets	(1,627)	(3,742)
Accrued compensation and benefits	9,804	33,760
Accounts payable and accrued expenses	52,214	110,265
Accrued interest	8,451	(10,633)
Income tax reserve	(10,163)	2,483
Deferred revenue	612	(8,190)
Postretirement obligations	5,898	6,139
Other long-term liabilities	46,487	12,189

Net cash provided by operating activities	296,339	270,484

Cash flow from investing activities
Purchases of property and equipment	(88,784)	(49,271)
Escrow payment	1,384	38,280

Net cash used in investing activities	(87,400)	(10,991)

Cash flow from financing activities
Net proceeds from issuance of common stock	251,135	—
Cash dividends paid	—	(612,401)
Repayment of debt	(1,637,850)	(16,100)
Net proceeds from debt	1,041,808	330,692
Payment of deferred payment obligation	—	(78,000)
Excess tax benefits from the exercise of stock options	15,974	1,915
Stock option exercises	4,790	1,334

Net cash used in financing activities	(324,143)	(372,560)

Net decrease in cash and cash equivalents	(115,204)	(113,067)
Cash and cash equivalents — beginning of period	307,835	420,902

Cash and cash equivalents — end of period	$192,631	$307,835

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$109,895	$126,744

Income taxes, net	$7,715	$5,474

Exhibit 4
Booz Allen Hamilton Holding Corporation
Basic and Diluted Earnings Per Share Calculations

	Three Months	Three Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
(Amounts in thousands, except share and per share data)	2011	2010	2011	2010
	(Unaudited)	(Unaudited)
Net earnings for basic and diluted computations	$18,070	$4,890	$84,694	$25,419
Adjusted earnings for basic and diluted computations	$50,539	$20,106	$157,511	$97,001
Total basic weighted-average common shares outstanding	127,860,654	107,257,583	114,478,947	106,477,650
Weighted-average number of diluted shares outstanding	140,718,057	119,643,501	127,448,700	116,228,380
Earnings per common share
Basic	$0.14	$0.05	$0.74	$0.24

Diluted	$0.13	$0.04	$0.66	$0.22

Adjusted earnings per common share
Basic	$0.40	$0.19	$1.38	$0.91

Diluted	$0.36	$0.17	$1.24	$0.83

Exhibit 5
Booz Allen Hamilton Holding Corporation
Non-GAAP Financial Information

	Three Months	Three Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
(Amounts in thousands, except share and per share data)	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted Operating Income
Operating Income	$83,659	$48,553	$319,444	$199,554
Certain stock-based compensation expense (a)	6,816	13,345	39,947	68,517
Purchase accounting adjustments (b)	—	—	—	1,074
Amortization of intangible assets (c)	7,161	10,161	28,641	40,597
Transaction expenses (d)	4,313	—	4,448	3,415

Adjusted Operating Income	$101,949	$72,059	$392,480	$313,157

EBITDA & Adjusted EBITDA
Net income	$18,070	$4,890	$84,694	$25,419
Income tax expense	13,690	4,174	43,370	23,575
Interest and other, net	51,899	39,489	191,380	150,560
Depreciation and amortization	20,835	23,090	80,603	95,763

EBITDA	104,494	71,643	400,047	295,317
Certain stock-based compensation expense (a)	6,816	13,345	39,947	68,517
Transaction expenses (d)	4,313	—	4,448	3,415
Purchase accounting adjustments (b)	—	—	—	1,074

Adjusted EBITDA	$115,623	$84,988	$444,442	$368,323

Adjusted Net Income
Net income	$18,070	$4,890	$84,694	$25,419
Certain stock-based compensation expense (a)	6,816	13,345	39,947	68,517
Transaction expenses (e)	10,975	—	20,948	3,415
Purchase accounting adjustments (b)	—	—	—	1,074
Amortization of intangible assets (c)	7,161	10,161	28,641	40,597
Amortization or write-off of debt issuance costs and write-off of original issue discount	29,163	1,854	50,102	5,700
Release of FIN 48 reserves (f)	—	—	(10,966)	—
Adjustments for tax effect (g)	(21,646)	(10,144)	(55,855)	(47,721)

Adjusted Net Income	$50,539	$20,106	$157,511	$97,001

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	140,718,057	119,643,501	127,448,700	116,228,380

Adjusted Net Income Per Diluted Share	$0.36	$0.17	$1.24	$0.83

Free Cash Flow
Net cash provided by operating activities	$15,534	$51,084	$296,339	$270,484
Less: Purchases of property and equipment	(27,351)	(14,405)	(88,784)	(49,271)

Free Cash Flow	$(11,817)	$36,679	$207,555	$221,213

(a)	Reflects stock-based compensation expense for options for Class A Common Stock and restricted shares, in each case, issued in connection with the acquisition under the Officer’s Rollover Stock Plan that was established in connection with the acquisition. Also reflects stock-based compensation expense for Equity Incentive Plan Class A Common Stock options issued in connection with the acquisition under the Equity Incentive Plan that was established in the connection with the acquisition.

(b)	Reflects adjustments resulting from the application of purchase accounting in connection with the acquisition not otherwise included in depreciation and amortization.

(c)	Reflects amortization of intangible assets resulting from the acquisition.

(d)	Three months ended March 31, 2011 reflects costs related to the modification of our credit facilities in connection with the Refinancing Transaction. Fiscal 2011 reflects debt refinancing costs incurred in connection with the Refinancing Transaction and certain external administrative and other expenses incurred in connection with the initial public offering. Fiscal 2010 reflects costs related to the modification of our credit facilities, the establishment of the Tranche C term loan facility under our senior secured credit facilities and the related payment of special dividends.

(e)	Three months ended March 31, 2011 reflects costs related to the modification of our credit facilities and prepayment fees associated with early repayments on the mezzanine term loan and credit facilities in connection with the Refinancing Transaction. Fiscal 2011 reflects debt refinancing costs and prepayment fees incurred in connection with the Refinancing Transaction, as well as certain external administrative and other expenses incurred in connection with the initial public offering. Fiscal 2010 reflects costs related to the modification of our credit facilities, the establishment of the Tranche C term loan facility under our senior secured credit facilities and the related payment of special dividends.

(f)	Reflects the release of uncertain tax reserves, net of tax.

(g)	Reflects tax adjustments at an assumed marginal tax rate of 40%.

Exhibit 6
Booz Allen Hamilton Holding Corporation
Operating Data

	As of	As of
	March 31,	March 31,
(Amounts in millions)	2011	2010
Backlog
Funded	$2,392	$2,528
Unfunded (1)	2,979	2,453
Priced Options (2)	5,553	4,032
Total Backlog	$10,924	$9,013

(1)	Incorporates a reduction, estimated by management, to the revenue value of orders for services under two existing single award ID/IQ contracts, based on an established pattern of funding under these contracts by the U.S. government.

(2)	Amounts shown reflect 100% of the undiscounted revenue value of all priced options.

	As of	As of
	March 31,	March 31,
	2011	2010
Headcount
Total Headcount	25,024	23,315
Consulting Staff Headcount	22,586	21,078

	Three Months	Three Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (3)	52%	49%	51%	50%
Time-and-Materials	32%	37%	35%	38%
Fixed-Price (4)	16%	14%	14%	12%

(3)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(4)	Includes fixed-price level of effort contracts.

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2011	2010
Days Sales Outstanding *	68	69

*	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.